Exhibit 10.3

HILLTOP PLAZA

CO-OWNERS AGREEMENT

July 31, 2018

THE UNDIVIDED INTERESTS IN THE PROJECT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF ANY OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH.

TABLE OF CONTENTS

ARTICLE I. Nature of Relationship Among Co-Owners		2

1.01	Co-Owners Relationship; No Partnership	2
1.02	Tax Reporting as Direct Owners and Not as a Partnership	2
1.03	Indemnity	3
1.04	No Agency	3
1.05	Limitation on Number of Co-Owners; Compliance with Revenue Procedure	3

ARTICLE II. Management		3

2.01	Co-Owner Manager	3
2.02	Property Manager	5
2.03	Developer	6
2.04	Leasing Agent	6
2.05	The Project Agreements	6
2.06	The Condominium Documents and Ground Lease	6

ARTICLE III. Use of the Project		6

3.01	Use of Project	6
3.02	Loan Responsibilities	7

ARTICLE IV. Income and Proceeds from the Project		7

4.01	Income from Project Operations	7
4.02	Disbursement of Proceeds on Disposition of the Project	8

ARTICLE V. Payment of Project Expenses; Right of Contribution		8

5.01	Obligation to Pay	8
5.02	Time of Payment	9
5.03	Delinquencies	9
5.04	Indemnity	9
5.05	Co-Owner Loans	10
5.06	Unanticipated Overrun Funding	11

ARTICLE VI. Rights and Obligations of the Co-Owners		11

6.01	Rights of Co-Owners	11
6.02	Decisions of Co-Owners	12
6.03	Permitted Transfers	13
6.04	Buy-Sell Option	14

ARTICLE VII. Indemnification		16

7.01	General	15
7.02	Indemnification for Loan Default Damages	15
7.03	Survival of Indemnification	15

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ARTICLE VIII. Term		15

8.01	Term	15
8.02	Accounting on Termination	16

ARTICLE IX. Election To Purchase Ownership Interests		16

ARTICLE X. General Provisions		16

10.01	Mutuality; Reciprocity; Runs With the Land	16
10.02	Binding Arbitration	16
10.03	Attorneys’ Fees	17
10.04	Entire Agreement	17
10.05	Governing Law; Venue	17
10.06	Notice and Payments	18
10.07	Successors	18
10.08	Waivers	18
10.09	Counterparts	18
10.10	Severability	19
10.11	Securities Laws	19
10.12	Time is of the Essence	19
10.13	Subordination	19
10.14	Memorandum	20
10.15	Representations, Warranties, and Covenants of Owners of Co-Owners	20
10.16	Confidentiality	22

Exhibit A	Description of the Property

Exhibit B	Ownership Interests

Exhibit C	Description of the Project

Exhibit D	Property Management Agreement [TO BE ADDED WHEN APPROVED/EXECUTED]

Exhibit E	Development Agreement

Exhibit F	Leasing Agreement

Exhibit G	Construction Budget

Exhibit H	Memorandum of Co-Owners Agreement

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CO-OWNERS AGREEMENT

THIS CO-OWNERS AGREEMENT (this “Agreement”) dated effective July 31, 2018 (the “Effective Date”), is entered into by and among Diamond Hillcrest, LLC, a Texas limited liability company (“Ford Owner”), HTH Hillcrest Project LLC, a Texas limited liability company (“Hilltop Owner”), and SPC Park Plaza Partners LLC, a Texas limited liability company (“SPC Owner”) (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Co-Owner” or collectively as the “Co-Owners”), with reference to the facts set forth below.

RECITALS

A.                                    Collectively Ford Owner, Hilltop Owner, and SPC Owner are the “Co-Owners” and separately each a “Co-Owner”;

B.                                    The Co-Owners are each individually executing this Agreement for the specific purpose of acknowledging and agreeing to the covenants, representations, warranties, and indemnifications of the respective Co-Owners set forth herein;

C.                                    The Co-Owners are simultaneously executing a Ground Lease, as ground tenant thereunder (the “Ground Lease”);

D.                                    The Ground Lease covers certain real property and existing and proposed improvements thereon, located at 6565 Hillcrest Avenue, University Park, Texas, as more particularly described on Exhibit A attached hereto and incorporated herein (the “Property”).  The notice addresses for the Co-Owners and percentage interest held by each Co-Owner in the Property (the “Ownership Interests” or “Interests”) are set forth on Exhibit B attached hereto and incorporated herein;

E.                                     The Co-Owners’ leasehold interest in the Ground Lease is or will be encumbered by a loan from Comerica Bank, its successors and/or assigns (including its successors and assigns, collectively the “Lender”), in the approximate aggregate original principal amount of FORTY MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($40,750,000.00) (the “Loan”);

F.                                      The Loan is or will be evidenced and secured by a Promissory Note in the approximate original principal amount of FORTY MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($40,750,000.00) payable to the Lender (the “Note”), a Leasehold Deed of Trust, Security Agreement, Assignment of Lease and Rents, and Fixture Filing (collectively the “Deed of Trust”), UCC Financing Statement(s), and certain other documents evidencing or securing the Loan (collectively with the Note and Deed of Trust, the “Loan Documents”); and

G.                                    Each Co-Owner desires to enter into this Agreement to:  provide for (i) the acquisition of SPC Assigned Rights and the development of additional improvements upon the Property, as more particularly described in Exhibit C attached hereto (the Property is encumbered by the Ground Lease and improved by the buildings and other features described on Exhibit C, such improvements are collectively referred to as the “Project”); (ii) the establishment of a commercial condominium regime upon the Project by filing a commercial condominium declaration executed by the Co-Owners (the “Condominium”); (iii) the leasing, operation and management of the Project; (iv) the orderly administration of their rights and responsibilities as to each other and as to third parties; and (v) the delegation of authority and responsibility for the intended further leasing, operation and management of the Project.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.
NATURE OF RELATIONSHIP AMONG CO-OWNERS

1.01                        Co-Owners Relationship; No Partnership.

(a)                                 Tenancy in Common Created.  The Co-Owners each shall hold their respective undivided interests in the Project (collectively the “Interests” and each an “Interest”) as tenants in common.

(b)                                 Purpose.  The purposes of the Co-Owners with respect to the Project are: (i) to acquire, develop, manage, lease, mortgage, and transfer the Project; and (ii) to take such other actions, in accordance with the terms of this Agreement, as the Co-Owners determine, in accordance with the terms of this Agreement, necessary or advisable to carry out the foregoing.  The Co-Owners shall hold their Interests for investment purposes only and not for the active conduct of a trade or business.

(c)                                  No Partnership.  The Co-Owners do not intend by this Agreement to create a partnership or joint venture among themselves, but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests.  In addition, the Co-Owners do not intend to create a partnership or joint venture with the Developer or Property Manager (as such terms are defined below).  Therefore, each Co-Owner hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the tenancy in common ownership of the Project.  The exclusion elected by the Co-Owners hereunder shall commence with the execution of this Agreement.

1.02                        Tax Reporting as Direct Owners and Not as a Partnership.  Each Co-Owner hereby covenants and agrees to report on such Co-Owner’s respective federal and state income tax returns all items of income, deduction and credits that result from its Interests.  All such reporting shall be consistent with the exclusion of the Co-Owners from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following the execution of this Agreement.  Further, each Co-Owner covenants and agrees not to notify the Commissioner of Internal Revenue (the “Commissioner”) that it desires that Subchapter K of Chapter 1 of the Code apply to the Co-Owners.

1.03                        Indemnity.  Each Co-Owner hereby agrees to indemnify, protect, defend and hold the other Co-Owners free and harmless from all costs, liabilities, tax consequences and expenses (for example, taxes, interest and any penalties), including, without limitation, attorneys’ fees and costs, which may result from such indemnifying Co-Owner(s) violating Section 1.02 of this Agreement, or otherwise taking a contrary position on any tax return, report or other document.

1.04                        No Agency.  Except as expressly set forth herein, no Co-Owner is authorized to act as agent for, to act on behalf of, or to do any act that will bind, any other Co-Owner, or to incur any duties, obligations, or liabilities with respect to the Project, except as expressly set forth herein to the contrary.

1.05                        Limitation on Number of Co-Owners; Compliance with Revenue Procedure.  Notwithstanding anything to the contrary in this Agreement, at no time shall the number of Co-Owners exceed the limit set forth in Revenue Procedure 2002-22, 2002-1 C.B. 733 (the “Revenue Procedure”), as such limit may be modified from time to time.  The Co-Owners consent and agree that they shall at all times comply with the entirety of the Revenue Procedure in connection with this Agreement and the Project.

ARTICLE II.
MANAGEMENT

2.01                        Co-Owner Manager.

(a)                                 The Co-Owners agree to appoint one (1) Co-Owner to be responsible, subject to Section 6.02, for timely overseeing the development, operation, management, and leasing of the Project (the “Co-Owner Manager”).  In addition to those duties expressly set forth herein, the Co-Owner Manager shall be responsible for enforcing the rights of the Co-Owners under, and complying with the terms of, the Ground Lease, Condominium, Property Management Agreement, Development Agreement, and Leasing Agreement, as such terms are defined below in this Article II from time to time (collectively, the “Co-Owner Manager Duties”).  The Co-Owners agree that SPC Owner shall be appointed as the initial Co-Owner Manager.  The Co-Owner Manager shall not be compensated for the Co-Owner Manager Duties but shall be reimbursed by each Co-Owner, pro-rata, for any and all ordinary and necessary costs and expenses incurred by the Co-Owner Manager in executing the Co-Owner Manager Duties, including but not limited to a reimbursement of all costs and expenses which have been incurred by an affiliate of SPC Owner, Strode Property Company, in connection with the site planning and pre-construction activities relating to the Project prior to the date hereof, in the approximate amount of $10,642,366.00, which is more particularly set forth in a rider attached to, and all of which comprises development costs shown in the construction budget attached hereto as Exhibit G (the “Construction Budget”), which reimbursement shall be made simultaneously with the closing of the Loan.  Except as expressly set forth in Article VI below, the Co-Owner Manager Duties shall include, and the Co-Owner Manager shall be authorized to act for and on behalf of each Co-Owner, including but not limited to, the following enumerated acts: (i) execution of all leases (excluding Major Leases (defined below)) proposed to be executed by the Leasing Agent and the Managing Co-Owner, provided that all rental and tenant finish amounts set forth in such leases are set forth in the Construction Budget, Operating Budget, or otherwise approved by the Co-Owners; (ii) execution of all agreements and contracts (excluding Material Contracts (defined below)) required in connection with the development, repair, maintenance and operation of the Project, provided the financial obligations set forth in such agreements and contracts are set forth in the Construction Budget, Operating Budget, or otherwise approved by the Co-Owners in accordance with this Agreement; (iii) execution of all Loan Documents in connection with the Loan, provided that a Majority in Interest (defined below) of the Co-Owners have approved the form and content of the Loan Documents in writing; and (iv) execution of those agreements described in Sections 2.02, 2.03, and 2.04.  The Co-Owner Manager shall execute any agreements authorized under this Agreement as “Co-Owner Manager under that certain Co-Owners Agreement dated [of even date herewith], as same may be amended from time to time”.  Notwithstanding the foregoing, contracts which (i) are on standard forms approved by a Majority in Interest of the Co-Owners, and (ii) conform to the Construction Budget or Operating Budget approved by a Majority in Interest of the Co-Owners, may be executed by the Co-Owner Manager.

(b)                                 The Co-Owner Manager may resign at any time by providing written notice to the Co-Owners.  The Co-Owner Manager may be removed by an affirmative vote of the Co-Owners holding at least an aggregate of 50% of the Ownership Interests, for “cause”.  As used in the preceding sentence, the term “cause” shall mean the act, existence, occurrence, omission, or commission of one or more of the following (each, a “Bad Act”, and collectively, “Bad Acts”): (i) the criminal conduct, fraud, negligence or willful misconduct of Co-Owner Manager which, in the reasonable opinion of the Co-Owners, other than Co-Owner Manager, had or will have a materially adverse effect on the Project; (ii) a breach of Co-Owner Manager’s duties under this Agreement that remains uncured (notwithstanding any provision hereunder to the contrary, the removal of SPC Owner as Co-Owner Manager pursuant to this subpart (ii), shall be subject to the following: for any breach or default by Co-Owner Manager under this Agreement that is susceptible to being cured, Co-Owner Manager shall be given ten (10) days’ written notice and opportunity to cure, provided that if such breach or default cannot reasonably be cured within such 10-day period, and Co-Owner Manager promptly commences the cure of such breach or default and diligently pursues such cure to completion, then such cure period shall be extended to the extent necessary, but not to exceed a total cure period of thirty (30) days); or (iii) an uncured event of default by Developer under the Development Agreement.  If as a result of resignation, removal, or any other reason for which the Co-Owner Manager ceases to serve, there shall exist or occur any vacancy in the Co-Owner Manager’s position, then a vote of one or more Co-Owners holding collectively more than 50% of the Ownership Interests (a “Majority in  Interest”) shall appoint another party to fill such vacancy.

(c)                                  The Co-Owners agree to indemnify and defend the Co-Owner Manager, and hold it harmless, from and against all costs, damages, liabilities and expenses (including reasonable attorneys’ fees) arising directly or indirectly out of any matter relating to the Co-Owner Manager’s duties or any action taken by Co-Owner Manager within the scope of its authority and duties under this Agreement, unless such costs, damages, liabilities or expenses result from a Bad Act by Co-Owner Manager.  This indemnity extends to and protects the affiliates, agents, officers, managers, members, and employees of Co-Owner Manager.

(d)                                 The Co-Owner Manager agrees to indemnify the Co-Owners, and hold them harmless, from and against all costs, damages, liabilities and expenses (including reasonable attorney’s fees) arising directly or indirectly out of any matter relating to the Co-Owner Manager’s duties or any action taken by Co-Owner Manager in connection with this Agreement to the extent that such costs, damages, liabilities and/or expenses result from Bad Acts committed by the Co-Owner Manager.

(e)                                  The execution of any Major Lease (including, without limitation, any renewal, extension, termination or amendment thereto) shall require the approval (not to be unreasonably withheld) of a Majority in Interest of the Co-Owners.  “Major Lease” means any Lease or Leases with respect to the Property, (a) in which a tenant together with one or more of its affiliates, is leasing in the aggregate, in excess of 10,000 square feet (inclusive of expansion options), (b) has a term of ten (10) years or longer, (c) [includes non-market terms], or (d) with respect to which the tenant is an affiliate of a Co-Owner.

2.02                        Property Manager.  The Co-Owner Manager, on behalf of the Co-Owners, shall enter into a property management agreement with respect to the Project (which agreement and any amendments thereto and any successor agreement with any other property manager, shall collectively be referred to as the “Property Management Agreement”) with a qualified property manager experienced in the operation of mixed use commercial projects similar to the Project, following approval thereof by a Majority in Interest of the Co-Owners (the “Property Manager”) which shall provide for a property management fee not to exceed market based compensation for projects similar to the Project.  Once approved and executed, the Property Management Agreement shall be attached hereto as Exhibit D.  Pursuant to the Property Management Agreement, the Property Manager shall be the sole and exclusive manager of the Project to act on behalf of the Co-Owners with respect to the management, operation, and maintenance of the Project during the term of the Property Management Agreement.  The Property Manager shall keep adequate books and records for the Company and the Project, setting forth a true and accurate account of all receipts, disbursements and business transactions arising out of or connected with the operation of the Project.  The calendar year shall be the annual accounting period for the operation of the Project.  All reasonable costs and expenses of keeping and maintaining such books and records and the audits thereof shall be deemed and treated as an expense of operating the Project.  Each Co-Owner shall be entitled to review the books and records of the Company and the Project upon reasonable prior notice, and may audit the books and records of the Company and the Project no more than one (1) time in any calendar year, upon reasonable prior notice to the Property Manager and the Co-Owner Manager, which audit shall be conducted at the offices of the Co-Owner Manager.

2.03                        Developer.  The Co-Owner Manager, on behalf of the Co-Owners, shall enter into that certain Development Services Agreement in form and substance attached hereto as Exhibit E with respect to the Project (which agreement and any amendments thereto and any successor agreement with any other Developer, shall collectively be referred to as the “Development Agreement”) with Strode Property Company or an affiliate (the “Developer”), which is a related party to SPC Owner, following the approval thereof by each of the Co-Owners, which shall provide for the Development Fee as calculated in the Development Agreement), which is set forth in the Construction Budget.  Pursuant to the Development Agreement, the Developer shall be the sole and exclusive developer of the Project to act on behalf of the Co-Owners with respect to the development of the Project during the term of the Development Agreement.

2.04                        Leasing Agent.  The Co-Owners shall accept an assignment of that certain Leasing Agreement in form and substance attached hereto as Exhibit F with respect to the Project (which agreement and any amendments thereto and any successor agreement with any other Leasing Agent, collectively the “Leasing Agreement”) with Myers Commercial (the “Leasing Agent”), setting forth the schedule of lease commissions payable with respect to the Project.  Pursuant to the Leasing Agreement, the Leasing Agent shall be the sole and exclusive Leasing Agent for the office portion of the Project to act on behalf of the Co-Owners with respect to the leasing of the office portion of the Project during the term of the Leasing Agreement.  An affiliate of SPC Owner shall manage the retail leasing portion of the Project, and shall be entitled to receive market rate fees for such efforts, in accordance with the Construction Budget.

2.05                        The Project Agreements.   The Development Agreement and Leasing Agreement are hereby approved by the Co-Owners.  Such agreements, together with the Property Management Agreement and any retail leasing agreements, shall not be amended in a material way, terminated, or replaced without the consent of a Majority in Interest of the Co-Owners.

2.06                        The Condominium Documents and Ground Lease.  The Condominium and the Condominium Documents (defined below), and the Ground Lease, have been approved by each of the Co-Owners, and Co-Owner Manager is authorized to cause same to be completed, executed, and, as applicable, filed against record title to the Property.

ARTICLE III.
USE OF THE PROJECT

3.01                        Use of Project.  The Co-Owners intend to lease the Project for third-party occupancy at all times.  Accordingly, no Co-Owner shall have the right to occupy or use the Project at any time during the term of this Agreement, and each Co-Owner hereby expressly waives any such right, unless such Co-Owner or its affiliate has executed an arm’s length lease agreement with the Co-Owners, as landlord (“Landlord”).  The Co-Owners hereby acknowledge that (i) Hilltop Holdings Inc. and/or Plains Capital Bank, its affiliate, which is an affiliate of each of Hilltop Owner and Ford Owner (collectively, the “Lead Tenants”), and Co-Owner Manager, have executed contemporaneously herewith that certain Office Lease agreement and that certain Retail Lease agreement, and that (ii) Hunter’s Glen/Ford, Ltd. which is an affiliate of each of Ford Owner, has executed contemporaneously herewith that certain Office Lease agreement (each a “Lead Tenant Lease,” and collectively, the “Lead Tenant Leases”) with Co-Owner Manager.  The Co-Owners hereby approve the completion and full execution of the Lead Tenant Leases by Co-Owner Manager, and pledge of same to Lender in accordance with the Loan Documents.

3.02                        Loan Responsibilities.  The Co-Owners shall cause the Project to be maintained and shall otherwise conduct themselves in relation to the Project in accordance with the Ground Lease, Condominium, Property Management Agreement, Development Agreement, Leasing Agreement and the Loan Documents.  Without limiting the foregoing, insofar as the Loan Documents require a Co-Owner to be a so-called special purpose bankruptcy remote entity (an “SPE”), each Co-Owner (and each Co-Owner by such Co-Owner’s acknowledgement and agreement set forth below) covenants and agrees to at all times maintain its status as such in accordance with the SPE requirements of the Loan Documents and the Co-Owners’ respective own operating agreements.  No Co-Owner may transfer or encumber, or permit the transfer or encumbrance of, its membership interest except in compliance with the Agreement and in compliance with the Loan Documents.  All rights, remedies, and indemnities of each Co-Owner against any other Co-Owner or in the Interests of any Co-Owner pursuant to this Agreement, at law, in equity, or otherwise, shall be subject to the Loan Documents and Lender’s rights under the Loan Documents.  Furthermore, notwithstanding anything to the contrary herein, each Co-Owner agrees that it will not exercise any rights it may have against any other Co-Owner or in the Interests of any Co-Owner, whether such rights accrue pursuant to this Agreement, at law, in equity, or otherwise, if the exercise of such rights would violate the Loan Documents.  Each Co-Owner shall join in this Agreement to acknowledge and agree to be bound by the terms, conditions, and obligations of this Section 3.02.  To the extent that any Co-Owner or its affiliates breach or otherwise violate the transfer restrictions or other provisions contained in the Loan Documents, each such Co-Owner having read and understood the Loan Documents, such breaching Co-Owner hereby agrees to indemnify, defend and hold the other Co-Owners, and their affiliates acting in a capacity as guarantor under any of the Loan Documents, from any loss, cost, liability or damage which results from such breach or other violation of the Loan Documents by the breaching Co-Owner(s).

ARTICLE IV.
INCOME AND PROCEEDS FROM THE PROJECT

4.01                        Income from Project Operations.  Subject to Article V below and the consent of the Co-Owners, the Co-Owner Manager shall cause the Property Manager to disburse Net Operating Revenue on a quarterly basis to the Co-Owners, pro rata in accordance with their respective Ownership Interests.  “Net Operating Revenue” shall be equal to all income, revenue and other cash flow derived from the operation of the Project, less (a) any ordinary and necessary operating expenses, including payments under the Loan Documents and Ground Lease, and (b) any expenditure set forth in either a Construction Budget or an Operating Budget approved by the Co-Owners (other than a disbursement related to payment of legal fees, which must be approved by a Majority in Interest of the Co-Owners), net of such amounts as may be reasonably determined by the Property Manager to be retained for reasonable reserves for operations, repairs or improvements from time to time in accordance with the Property Management Agreement, shall be disbursed by the Co-Owner Manager to the Co-Owners, pro rata in accordance with their respective Ownership Interests, on a quarterly basis.  Each Co-Owner shall approve (i) the Construction Budget (herein so called) prepared by the Developer in connection with the Loan, and all material amendments thereto, and (ii) annual operating budgets (each, an “Operating Budget”) prepared by the Co-Owner Manager, based upon information provided by the Property Manager, no later than November 1 of each calendar year.  If the Co-Owners are unable to agree upon an Operating Budget, then the Co-Owner Manager shall utilize the Operating Budget in effect for the prior calendar year to operate the Project, subject to the provisions of Article V.  The Co-Owners approve the Construction Budget attached hereto as Exhibit G.

4.02                        Disbursement of Proceeds on Disposition of the Project.  Subject to Article V below, the Co-Owner Manager shall cause the Property Manager to disburse net proceeds derived from the sale, exchange, or other joint disposition of, or from the financing or refinancing of all or any part of the Project, after satisfaction of any debts, liabilities or expenses of the Project, first to repay Co-Owner Loans (as described in Section 5.05(a)), next to return each Co-Owner’s Initial Investment and Subsequent Required Contributions (along with any accrued preferred return as described in Section 5.06), then to SPC Owner in return of any Unanticipated Overrun Costs (as described in Section 5.06 below), and then in accordance with the Co-Owners’ respective Ownership Interests.

ARTICLE V.
PAYMENT OF PROJECT EXPENSES; RIGHT OF CONTRIBUTION

5.01                        Obligation to Pay.  The Construction Budget will reflect that each Co-Owner will have invested the cash funds in connection with the acquisition of its Ownership Interest in the Project, as more particularly described on Exhibit B (with respect to each Co-Owner, its “Initial Investment” and collectively, the “Initial Investments”).  It is understood and agreed that SPC Owner’s purchase price investment for its Interest is part of a like kind exchange transaction, and such sums invested by SPC Owner in connection with its acquisition of its undivided interest in the Project shall occur through the exchange accommodation title holder engaged for such purpose.  Except as otherwise expressly provided for in this Agreement, the Co-Owners shall apportion all debts, liabilities, and expenses that they incur in connection with the Project and the costs of constructing the Project (the “Project Expenses”) in proportion to their respective Ownership Interests.  Without limitation of the foregoing and except as otherwise provided below, Project Expenses shall include all debt service with respect to the Project.  For the avoidance of doubt, (a) nothing herein shall be deemed to affect the liability of the Co-Owners under the Loan Documents; and (b) all payments required to be made pursuant to the terms of the Loan Documents shall have priority over all other payments provided for hereunder, including, but not limited to, disbursements to Co-Owners pursuant to Article IV and payments in respect of any Co-Owners Loan (as defined in Section 5.05(a)).

5.02                        Time of Payment.  The Property Manager shall be responsible for collecting and disbursing funds from the operation of the Project pursuant to the Property Management Agreement (including each Co-Owner’s share of Net Operating Revenue).  Whenever the Co-Owner Manager, in the Co-Owner Manager’s reasonable discretion, determines that the Project Expenses must be paid in an amount which exceeds the Co-Owner’s share of income from the Project then held by the Property Manager, or which have been paid to a Co-Owner, then the Co-Owner Manager shall give written notice to the Co-Owners setting forth (a) the total amount required to pay the Project Expenses (including, without limitation, a detailed explanation of the amount of any such Project Expenses that relate solely to the construction of the Project (the “Project Construction Expenses”)) and (b) such Co-Owner’s proportionate share thereof.  Except as provided below in Section 5.06, the Co-Owners shall be required, in accordance with their Ownership Interests, to fund Project Construction Expenses in the amounts set forth in the Construction Budget, which includes the Initial Investments, and upon notice from Co-Owner Manager, to fund Project Expenses (the “Subsequent Required Contributions”).  The Co-Owners shall have ten (10) business days from the date such notice is received to deliver to the Co-Owner Manager, by wire transfer, certified or bank cashier’s check or other mutually acceptable means, their share of the required funds.  Such notice shall contain sufficient detail explaining the nature of the request for payment of Project Expenses, including an explanation of why the related shortfall in Net Operating Revenue occurred, if applicable, along with any related impacts to the current Operating Budget.  Each Co-Owner shall have access to and the right to inspect and review the books and records of the Co-Owner Manager concerning the Project and, in particular, but without limitation, the Project Expenses and the Net Operating Revenue.

5.03                        Delinquencies.  If a Co-Owner does not timely pay its share of Project Expenses when due in accordance with Section 5.02 hereof, then the Co-Owner Manager shall send the delinquent Co-Owner written notice of delinquency, giving such delinquent Co-Owner an additional five (5) business days from the date such notice is received to pay in full its proportionate share of the Project Expenses.  If the delinquent Co-Owner does not timely pay the full amount of its proportionate share of the Project Expenses, together with any and all late fees, additional interest and other charges resulting from the delinquency, then the delinquent Co-Owner shall thereupon become a “Defaulting Co-Owner”.

5.04                        Indemnity.  A delinquent Co-Owner or Defaulting Co-Owner shall pay all late fees, additional interest or other charges that the other Co-Owners incur as a result of such delinquent Co-Owner’s failure to timely pay its share of the Project Expenses and shall otherwise indemnify the other Co-Owners from any and all loss, cost, liability or expense suffered on account of such Co-Owner’s failure.

5.05                        Co-Owner Loans.

(a)                                 If a delinquent Co-Owner becomes a Defaulting Co-Owner by failing to pay its share of Project Expenses when due and not curing such failure within the applicable notice and cure period, the Co-Owner Manager shall give written notice of such failure to the other Co-Owners (each a “Non-Defaulting Co-Owner”) within two (2) days following the expiration of the five (5) business day period described in Section 5.03. Within seven (7) days following such notice, any one or more of the Non-Defaulting Co-Owner may elect to pay all or any part of the Defaulting Co-Owner’s proportionate share of the delinquent Project Expenses (each such paying Co-Owner a “Lending Co-Owner”).  Such amount shall be treated as a loan by the respective Lending Co-Owner to the Defaulting Co-Owner whether one or more (a “Co-Owner Loan”).  All Co-Owner Loans shall be payable in full within thirty-one (31) days from the date such loan was made, together with interest at the rate per annum equal to the lesser of (i) the maximum legal rate, or (ii) sum of the prime rate of interest as published from time to time in The Wall Street Journal plus six percent (6.0%) (the “Default Rate”).  All Co-Owner Loans shall be with recourse to the Defaulting Co-Owner.  Notwithstanding any provision herein to the contrary, in the event either Hilltop Owner or Ford Owner becomes a Defaulting Co-Owner, then Hilltop Owner or Ford Owner, whichever is then a Non-Defaulting Co-Owner, shall have the first and pre-eminent right to exercise the Non-Defaulting Co-Owner rights described above relative to SPC Owner’s rights to cure such default, provided such first and pre-eminent rights are exercised within the period set forth above for a Lending Co-Owner to advance its share of delinquent Project Expenses; thereafter, if either Hilltop Owner or Ford Owner fail to advance such delinquent Project Expenses, then SPC Owner shall have the period of time set forth in this Section 5.05(a) to elect to advance such delinquent Project Expenses.

(b)                                 Except to the extent prohibited by the Loan Documents, each Co-Owner hereby grants to each other Co-Owner a lien on such Co-Owner’s Interest to secure its obligations under this Agreement, including without limitation, such Co-Owner’s obligations to pay its share of all expenses the Co-Owners incur in connection with their ownership of the Project (the “Co-Owner Lien”).  Any such Co-Owner Lien if made is expressly subordinate and inferior to the Loan and Lender’s rights under the Loan Documents.  Furthermore, without Lender’s prior written approval, any holder of a Co-Owner Lien shall not exercise any right to foreclose such Co-Owner Lien against the Defaulting Co-Owner’s Interest, as provided in Section 5.05(c).

(c)                                  If a Co-Owner Loan is not paid when due by the Defaulting Co-Owner (each Defaulting Co-Owner that does not pay a Co-Owner Loan when due a “Delinquent Co-Owner”), then the Lending Co-Owners shall receive all distributions of Net Operating Revenue which the Defaulting Co-Owner would have otherwise received, until the Co-Owner Loan, and all interest thereon, is repaid; provided, however, if such Co-Owner Loan is not repaid within twelve (12) months, interest shall accrue on all unpaid principal amounts at the Default Rate.

5.06                        Unanticipated Overrun Funding.  As of the date hereof, the Managing Co-Owner does not anticipate that Project Construction Expenses will exceed the amount set forth in the Construction Budget, or that the Project will require additional investment from the Co-Owners, other than the Initial Investments and any Subsequent Required Contributions.  If, however, aggregate Project Construction Expenses (other than change orders required by the tenants under the Lead Tenant Leases, the costs and expenses of which shall be treated in accordance with the applicable provisions of such Lead Tenant Leases, and if treated therein as a cost of Landlord, then such shall be a Project Expense under Section 5.01), including, without limitation, hard costs, interest carry costs, architectural and/or engineering costs, permitting costs and impact fees, exceed the amounts set forth in the Construction Budget as a result of an event or circumstance that (i) rises to the level of a Bad Act by SPC Owner, (ii) constitutes an uncured breach of the Development Agreement by Developer, or (iii) which was (A) within the reasonable control or either SPC Owner or Developer, or (B) should have been anticipated by either SPC Owner or Developer using reasonable diligence, then any related cost overruns (the “Unanticipated Overrun Costs”) shall be paid solely by SPC Owner as an Overrun Contribution (as hereinafter defined). Any such Unanticipated Overrun Costs, then SPC Owner shall be solely liable for the payment of all such Unanticipated Overrun Costs not paid by Developer or a guarantor of the Loan.  Any contributions made by SPC Owner with respect to Unanticipated Overrun Costs pursuant to this Section are referred to as “Overrun Contributions”.  Overrun Contributions shall be contributed by SPC Owner in accordance with Section 5.02.  If SPC Owner fails to contribute the Unanticipated Overrun Costs as and when required by this Section and Section 5.02, each of Ford Owner and Hilltop Owner shall have the rights as set forth in Section 5.05(a) to make Co-Owner Loans to satisfy such Unanticipated Overrun Costs, as described therein.  Notwithstanding any provision of this Agreement to the contrary, Overrun Contributions made by SPC Owner in accordance with this Section shall be considered to be investment(s) in the Project; however, they shall not impact the Ownership Interests of the parties, and such Overrun Contributions shall be returned to SPC Owner pursuant to the provisions of Article IV following such time as each of the Co-Owners has received 100% of its Initial Investment and all Subsequent Required Contributions (not including any Overrun Contributions made by SPC Owner) in the Project, plus a preferred return on such investment equal to eight percent (8%) per annum, compounded annually, commencing on the date of such contribution.  All other amounts of Construction Project Expenses set forth in any request for payment delivered by the Co-Owner Manager (other than Unanticipated Overrun Costs) shall be treated as Subsequent Required Contributions in accordance with Article V of this Agreement.

ARTICLE VI.
RIGHTS AND OBLIGATIONS OF THE CO-OWNERS

6.01                        Rights of Co-Owners.  Except as otherwise provided in Section 6.03, a Co-Owner shall have no right to transfer, partition or encumber the Co-Owner’s Interest in the Project without the prior written consent of the other Co-Owners; provided, however, that in any event:

(a)                                 No transfer shall be permitted if the number of Co-Owners after such transfer would exceed the number of persons specified in Section 1.05 hereof, or such lesser number required by the Loan Documents;

(b)                                 Any transfer (whether voluntary or involuntary) partition or encumbrance of a Co-Owner’s Interest in the Project must satisfy all of the terms and provisions of the Loan Documents and may not constitute an event of default thereunder.  Notwithstanding anything to the contrary herein, to the extent that Lender has required the Co-Owners to waive their right to file a complaint or institute any proceeding at law or in equity to have the Project partitioned in accordance with applicable law and to waive their right to transfer their Co-Owner’s Interest in the Project, accordingly, each Co-Owner hereby waives such rights to the greatest extent permitted by applicable law, but only for so long as any obligations of the Co-Owners under the Loan remain outstanding;

(c)                                  The transferee shall agree to be bound by all of the terms, conditions, restrictions, and limitations set forth in, and shall expressly join, this Agreement;

(d)                                 The transferor shall reimburse the other Co-Owners (or their owners, as applicable) for all reasonable fees and expenses and other costs that they incur as a result of the transaction; and

(e)                                  The transferee is an “accredited investor” as defined in Rule 501 of Regulation D of the rules and regulations promulgated under the Securities Act of 1933.

6.02                        Decisions of Co-Owners.

(a)                                 Notwithstanding the provisions of Section 2.01, the following actions require the consent of one or more of the Co-Owners holding in the aggregate at least ninety percent (90%) of the Ownership Interests (a “Supermajority in Interest”): (i) entering into any agreement for the sale, transfer, or exchange of all or any portion of the Project (the “Sale Agreement”) and the consummation of the related transaction; and the termination of any Sale Agreement prior to the consummation thereof; (ii) entering into, modifying, extending, renewing or canceling any agreement pertaining to any indebtedness to be secured in whole or in part by any mortgage, deed of trust, pledge, lien or other encumbrance upon the Project; (iii) modifying or amending this Agreement; (iv) amending, terminating or modifying the Condominium Documents; or (v) amending, terminating or modifying the Loan Documents.  Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, for so long as the Loan is outstanding, this Agreement may not be modified or amended without the prior written consent of Lender.  Notwithstanding the provisions of Article II, the following actions require the consent of a Majority in Interest of the Co-Owners:  entering into, amending, terminating and/or replacing (each of the following, a “Material Contract”): (1) the Property Management Agreement, (2) the Development Agreement, (3) the Leasing Agreement, (4) any Major Lease, (5) any and all leases, contracts and other agreements that provide for a payment term or duration of more than 5 years

(including renewal periods), or involve expenses or receipts in excess of $250,000, unless otherwise set forth in the Construction Budget or Operating Budget, or (6) any leases, contracts or other agreements with (aa) a third party that is not on then current fair market value terms,  (bb) an entity that is related to or affiliated with a Co-Owner, (cc) any construction, repairs, renovations or other expenses relating to the Project that will cost more than $100,000 in the aggregate, or (dd) any lease, contract, easement, restriction and/or governmental approval (such as zoning and/or platting of the Project) that would be binding on the Project after the termination of the Ground Lease.  For purposes hereof, the “Condominium Documents” mean the Master Condominium Declaration and Master Condominium Association formation and governance agreements for the Hilltop Plaza Condominiums.

(b)                                 Whenever an action by the Co-Owners not otherwise authorized by the terms of this Agreement is proposed by any Co-Owner, or unless a separate approval process is described herein with respect to actions taken by the Managing Co-Owner, the requesting Co-Owner shall first send to all Co-Owners written notice (the “Decision Notice”) setting forth the particulars of the decision to be taken (the “Decision”).  The Decision Notice shall include a ballot on which the Co-Owner may mark its vote for or against the Decision.  Consistent with the provisions of Section 10.06, the Co-Owners shall respond to the Decision Notice by returning the marked ballot to the Co-Owner Manager within ten (10) days following receipt of the Decision Notice.  A Co-Owner not returning the ballot within the prescribed period of time shall be deemed to have consented to the Decision, if such Co-Owner fails to respond to a second copy of the Decision Notice, marked to show “SECOND DECISION NOTICE: DEEMED APPROVAL MAY APPLY”, and such Co-Owner fails to respond to the Second copy of the Decision Notice within five (5) days following delivery thereof.  The Managing Co-Owner shall notify all Co-Owners of the results of the vote (the “Outcome Notice”).  The Managing Co-Owner shall be authorized to take action with respect to such Decision if such Decision has been approved by a Majority in Interest of the Co-Owners.  If the Decision requires approval of all the Co-Owners, then the Co-Owner Manager shall be authorized to take action with respect to such Decision only if the Co-Owners have unanimously approved it.

6.03                        Permitted Transfers.  Subject to the provisions of Section 6.01 above, a Co-Owner may sell, assign, or transfer all (but not less than all) of Ownership Interest, with prior written notice to but without the prior written consent of the other Co-Owner, to:  (a) the Co-Owner’s spouse, descendants and/or spouse of his or her descendants, his or her stepson or stepdaughter or a descendant of either; (b) a trust established for the benefit of the Co-Owner or any one or more of the individuals described in clause (a) above; or (c) any person that is already a Co-Owner.  In addition, subject to the provisions of Section 6.01 above, each of Ford Owner and Hilltop Owner may sell, sign or transfer some or all of its respective Ownership Interest, with prior written notice to but without the prior written consent of SPC Owner, to:  (i) each other, (ii) Hilltop Holdings Inc. (and/or its successor), (iii) any entity that is owned or controlled by either Hilltop Holdings Inc. (and/or its successor), or Gerald J. Ford and/or Gerald J. Ford’s spouse, his descendants and/or spouse of his descendants, his step-son or step-daughter or a descendant of either and/or (iv) a trust established for the benefit of Gerald J. Ford and/or any one or more of the individuals described in clause (iii) above.  Notwithstanding anything contained herein to the contrary, the Co-Owners are aware that SPC Owner has entered into one or more exchange accommodation agreements (collectively, the “Exchange Agreement”) with respect to a 1031 like kind exchange related to its Interest, and transfers of the ownership of the SPC Owner solely in connection with such Exchange Agreement shall be deemed to be a permitted transfer under this Section 6.03.

6.04                        Buy-Sell Option.  At any time following the two (2) year anniversary of the Effective Date of this Agreement (or earlier exercisable by Hilltop Owner and/or Ford Owner, only, in the event the HF Owners (defined below) have notified SPC Owner that SPC Owner has committed a Bad Act), a Co-Owner (the “Offeror”) may deliver to the other Co-Owners (the “Offerees”) a written offer (“Offer”) that gives the Offerees the option to either (i) purchase all of the Offeror’s Ownership Interest or (ii) sell all of the Offerees’ Ownership Interests to the Offeror, which Offer shall set forth a specified cash purchase price for each 1% of Ownership Interest (the “Interest Price”) (i.e., the same Interest Price per 1% of Ownership Interest whether the Offeror becomes a buyer or a seller).  Within fifteen (15) days after the Offerees receives the Offer, the Offerees shall notify the Offeror in writing that the Offerees either (i) agree to sell all of the Offerees’ Ownership Interest to the Offeror for a sales price (the “Offeree Sales Price”) equal to the product of the Interest Price multiplied by the Ownership Interest of the Offerees or (ii) agree to purchase all of the Offeror’s Ownership Interest for a purchase price (the “Offeror Sales Price”) equal to the product of the Interest Price multiplied by the Ownership Interest of the Offeror.  The election of the Offerees shall be binding upon the Offeror.  In the event that, following an Offer, one or more Offeree(s) determines to purchase, but other Offeree(s), if any, determine to sell, the Offeree(s) desiring to purchase shall be obligated to purchase both the other (selling) Offeree(s)’ Ownership Interests and the Offeror’s Ownership Interest.  The failure of the Offerees to give a written notice of its election within such fifteen (15) day period shall be deemed an acceptance of the Offer to sell the Offerees’ Ownership Interest to Offeror for the Offeree Sales Price.  Notwithstanding the foregoing, if the Offeror is either Hilltop Owner or Ford Owner (each, a “HF Owner”) or their respective successors or assigns, such offer must first be made to the other HF Owner prior to being made to SPC Owner, and if the Offeror is SPC Owner, such Offer must be made to each of the HF Owners.  Further, the HF Owners may aggregate their respective Ownership Interests in connection with an Offer to SPC Owner.  Any Offer to the Offerees shall be exercisable by them in the same proportion which their Ownership Interests bear, in the aggregate, to the Offeror’s Ownership Interest, or in such other manner as the Offerees agree in writing.

The closing of any purchase or sale under this Section 6.04 shall occur within sixty (60) days after the Offeror’s delivery of the Offer to the Offeree (the “Closing Period”).  If the Offerees deliver a notice to the Offeror that the Offerees elect to purchase all of the Offeror’s Ownership Interest and fail to close such purchase within the Closing Period, then the Offeror shall have the option to elect to purchase all of the Offerees’ Ownership Interest for an amount equal to seventy-five percent (75%) of the Offeree Sales Price and the closing of such purchase shall occur within thirty (30) days after the expiration of the

Closing Period.  At the closing of any purchase or sale under this Section 6.04, the purchaser shall deliver or cause to the delivered the applicable purchase price, as calculated hereinabove, to the sellers and the sellers, at the sellers’ expense, shall cause all liens and security interests covering all of any portion of the sellers’ Ownership Interest to be released at or prior to the closing and the sellers shall transfer to the purchaser all of the sellers’ Ownership Interest, free and clear of all liens and security interests and in such form and substance reasonably acceptable to the purchaser.

ARTICLE VII.
INDEMNIFICATION

7.01                        General.  Subject to Section 2.01, each Co-Owner, as indemnitor, shall indemnify, defend and hold harmless each of the other Co-Owners from and against all losses, damages, penalties and liabilities of every kind, arising in any manner out of the indemnitor’s failure to perform or observe any of the terms or provisions of this Agreement.

7.02                        Indemnification for Loan Default Damages.  In addition to the indemnification provided by Section 7.01, a Co-Owner, as indemnitor, shall indemnify, defend and hold harmless each of the other Co-Owners from and against losses, damages, penalties and liabilities of every kind, arising in any manner out of a default on the Loan caused by the indemnitor or the Co-Owner owned by such indemnitor.  Each Co-Owner joins in this Agreement as provided below to acknowledge and agree to be bound by the terms and conditions of this Section 7.02.

7.03                        Survival of Indemnification.  The provisions contained in this Article VII shall survive the termination of this Agreement.

ARTICLE VIII.
TERM

8.01                        Term.

(a)                                 The term of this Agreement commenced upon the Effective Date and shall terminate upon the occurrence of any of the following events: (i) the Co-Owners unanimously agree in writing to terminate this Agreement; (ii) the Co-Owners sell, exchange, or otherwise dispose of the entire Project and distribute the proceeds; or (iii) one Co-Owner acquires the entire Project.  Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, for so long as the Loan is outstanding, this Agreement may not be terminated, and the Co-Owners shall take no action that will terminate this Agreement as provided in this Section 8.01, without the prior written consent of the Lender.

(b)                                 Neither the death, retirement, removal, withdrawal, termination nor resignation of the Property Manager, nor any assignment for the benefit of creditors by or the adjudication of bankruptcy or incompetency of the Property Manager shall cause the termination of this Agreement.

8.02                        Accounting on Termination.  In the event of any termination of this Agreement, there shall be a prompt accounting by the Co-Owner Manager with respect to the Project.  A termination shall not relieve any Co-Owner of any obligations owing to any other Co-Owner existing at the time of such termination.

ARTICLE IX.
ELECTION TO PURCHASE OWNERSHIP INTERESTS

For purposes of this Agreement, if a Co-Owner exercises a right to purchase the Interest of another Co-Owner pursuant to this Agreement, then such Purchasing Co-Owner may elect, subject to compliance with the Loan Documents, to purchase, at closing, either: (a) the Interest of the selling Co-Owner; or (b) the ownership interest in such selling Co-Owner where such selling Co-Owner is an SPE.

ARTICLE X.
GENERAL PROVISIONS

10.01                 Mutuality; Reciprocity; Runs With the Land.  All provisions, conditions, covenants, restrictions, obligations and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every part of the Project; shall be binding upon and shall inure to the benefit of each of the Co-Owners and their respective heirs, executors, administrators, successors, assigns, devisees, representatives and all other persons acquiring any undivided interest in the Project or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided Interest in the Project of each Co-Owner in favor of the Interest of every other Co-Owner; shall create reciprocal rights and obligations between the respective Co-Owners, their Interests in the Project, and their Successors; and shall, as to each of the Co-Owners and their Successors operate as covenants running with the land, for the benefit of the other Co-Owners pursuant to applicable law.  It is expressly agreed that each covenant contained herein (i) is for the benefit of and is a burden upon the undivided Interests in the Project of each of the Co-Owners, (ii) runs with the undivided Interest in the Project of each Co-Owner, and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided Interest in the Project, and each owner having any interest therein derived in any manner through any Co-Owner or Successor.  Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Project is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Project to such person or entity.  The Co-Owners agree that, subject to the restrictions on transfer contained herein, any Successor shall become a party to this Agreement upon acquisition of an undivided interest in the Project as if such person was a Co-Owner initially executing this Agreement.

10.02                 Binding Arbitration.  Any controversy arising out of or related to this Agreement or the breach thereof or an investment in the Interests shall be settled by arbitration in Dallas County, Texas, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action pursuant to Texas law.  The arbitration panel shall consist of three members, consisting of one member selected by each Co-Owner, which panel members shall be experienced in the legal rights related to the ownership and operation of projects similar to the Project.  Selection of the members by the Co-Owners must occur within thirty (30) days following notice by one party that it desires that a matter be arbitrated.  If there was no mediation and the parties are unable within such thirty (30) day period to agree upon the arbitrations, then the panel shall be one arbitrator selected by the Dallas, Texas office of The American Arbitration Association. Each member of the arbitration panel shall also be knowledgeable with respect to the subject matter area of the dispute, as well as applicable legal and equitable remedies related thereto.  The non-prevailing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by it or the prevailing party or such costs shall be allocated by the arbitrator.  The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal.  The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Co-Owner shall be entitled to discovery in accordance with Texas law.  Nothing contained herein shall prevent a Co-Owner from seeking equitable remedies under exigent circumstances.

10.03                 Attorneys’ Fees.  If any action or proceeding is instituted between all or any of the Co-Owner arising from or related to or with this Agreement, the Co-Owner or Co-Owners prevailing in such action or arbitration shall be entitled to recover from the other Co-Owner or Co-Owners all of its or their costs of action or arbitration, including, without limitation, reasonable attorneys’ fees and costs as fixed by the court or arbitrator therein.

10.04                 Entire Agreement.  This Agreement, together with the Property Management Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

10.05                 Governing Law; Venue.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONA BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DALLAS COUNTY, TEXAS OR THE STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS,

OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN DALLAS, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

10.06                 Notice and Payments.

(a)                                 Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the Co-Owner at the addresses specified on the signature page hereof or in any instrument effecting an assignment and assumption hereof.  Any party hereto from time to time, by written notice to the others, may designate a different address (or phone number) that shall be substituted for the one above specified.  Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

(b)                                 For all purposes of the Loan, the Co-Owners hereby designate the Co-Owner Manager as the notice party for purposes of all communication and correspondence by, with or on behalf of the Co-Owners with respect to the Lender.

10.07                 Successors.  All provisions of this Agreement shall inure to the benefit of and shall be binding upon the permitted successors-in-interest, assigns and legal representatives of the parties hereto.

10.08                 Waivers.  No act of any Co-Owner shall be construed to be a waiver of any provision of this Agreement, unless such waiver is in writing and signed by the Co-Owner(s) affected.

10.09                 Counterparts.  This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

10.10                 Severability.  If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

10.11                 Securities Laws.  THE UNDIVIDED INTERESTS IN THE PROPERTY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF ANY OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH.

10.12                 Time is of the Essence.  Time is of the essence of each and every provision of this Agreement.

10.13                 Subordination.

(a)                                 For so long as there is outstanding any balance on the Loan, the Deed of Trust, and any renewals and extensions thereof, shall unconditionally be and remain at all times a lien on the Project prior and superior to this Agreement and all rights, privileges, duties and obligations of each Co-Owner hereunder.  For so long as there is any outstanding balance on the Loan, this Agreement and all rights, privileges, duties and obligations of the Co-Owners hereunder shall be and hereby are subjected and subordinated to the Note, the Deed of Trust, and the other Loan Documents, including, without limitation, all indebtedness, and any interest, fees, costs or expenses thereon due or to become due to the holder thereof under the Note, Deed of Trust or any other Loan Document.  The Co-Owners each agree that they shall not engage in any activity which would violate the terms of any of the Loan Documents.  The Co-Owners each agree not to allow its Interest in the Project to become subject to any liens of any third party, and if a Co-Owner’s Interest is involuntarily encumbered, then such lien will be discharged within thirty (30) days.  Each Co-Owner shall promptly respond to any request for information from the other Co-Owner or Lender and will promptly execute documents reasonably required in connection with the Loan and the operation of the Project.  Each Co-Owner shall promptly notify all other Co-Owners and the Lender of any change in address or telephone number set forth on the signature page attached hereto.

(b)                                 For so long as there is outstanding any balance on the Loan, the Co-Owners agree that: (i) any and all rights and remedies, including rights of indemnity or otherwise under this Agreement are subject to the terms and provisions of the Loan Documents; and (ii) they shall not take any action that would cause a violation of the Loan Documents.

10.14                 Memorandum.  The Co-Owners agree that they will execute and record the Memorandum of Co-Owners Agreement in the deed records of Dallas County, Texas in the form of Exhibit H attached hereto, in lieu of the recordation of this Co-Owners Agreement.

10.15                 Representations, Warranties, and Covenants of Owners of Co-Owners.

(a)                                 Ford Owner hereby represents, covenants, and agrees that:

(i)                                     Ford Owner is an “accredited investor” as defined in Rule 501 of Regulation D of the General Rules and Regulations promulgated under the Securities Act of 1933.

(ii)                                  Ford Owner is a Texas limited liability company, duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite organizational power and authority to own, lease, and operate its Interest and to carry on its business as now conducted and as contemplated herein.

(iii)                               All of the outstanding membership interests of Ford Owner (the “Ford Owner Interests”) are validly issued and owned, beneficially and of record, by Ford Owner.  There are no interests or rights to Ford Owner Interests other than what issued, outstanding, and owned by Ford Owner.

(iv)                              Ford Owner owns free and clear of any and all liens, encumbrances, claims, or other restrictions or limitations whatsoever all legal and beneficial right, title, and interest in Ford Owner Interests.  Except as created by this Agreement, Ford Owner has not, directly or indirectly entered into any agreement, commitment or arrangement to transfer, pledge, mortgage, hypothecate or otherwise encumber Ford Owner Interests or any interest therein.

(v)                                 Ford Owner will not transfer all or a portion of Ford Owner Interests, or any interest therein, except in compliance with this Agreement and the Loan Documents, and only if the transferee executes a joinder, acknowledgement, and agreement to all the terms and conditions of this Agreement.  Further, Ford Owner shall deliver written notice to the other Co-Owners of any such transfer, prior to or contemporaneously with such transfer.

(b)                                 Hilltop Owner hereby represents, covenants, and agrees that:

(i)                                     Hilltop Owner is an “accredited investor” as defined in Rule 501 of Regulation D of the General Rules and Regulations promulgated under the Securities Act of 1933.

(ii)                                  Hilltop Owner is a Texas limited liability company, duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite organizational power and authority to own, lease, and operate its Interest and to carry on its business as now conducted and as contemplated herein.

(iii)                               All of the outstanding membership interests of Hilltop Owner (the “Hilltop Owner Interests”) are validly issued and owned, beneficially and of record, by Hilltop Owner.  There are no interests or rights to Hilltop Owner Interests other than what issued, outstanding, and owned by Hilltop Owner.

(iv)                              Hilltop Owner owns free and clear of any and all liens, encumbrances, claims, or other restrictions or limitations whatsoever all legal and beneficial right, title, and interest in Hilltop Owner Interests.  Except as created by this Agreement, Hilltop Owner has not, directly or indirectly entered into any agreement, commitment or arrangement to transfer, pledge, mortgage, hypothecate or otherwise encumber Hilltop Owner Interests or any interest therein.

(v)                                 Hilltop Owner will not transfer all or a portion of Hilltop Owner Interests, or any interest therein, except in compliance with this Agreement and the Loan Documents, and only if the transferee executes a joinder, acknowledgement, and agreement to all the terms and conditions of this Agreement.  Further, Hilltop Owner shall deliver written notice to the other Co-Owners of any such transfer, prior to or contemporaneously with such transfer.

(c)                                  SPC Owner hereby represents, covenants, and agrees that:

(i)                                     SPC Owner is an “accredited investor” as defined in Rule 501 of Regulation D of the General Rules and Regulations promulgated under the Securities Act of 1933

(ii)                                  SPC Owner is a Texas limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite organizational power and authority to own, lease, and operate its Interest and to carry on its business as now conducted and as contemplated herein.

(iii)                               All of the outstanding partnership interests of SPC Owner (the “SPC Owner Interests”) are validly issued and owned, beneficially and of record, by SPC Owner.  There are no interests or rights to SPC Owner Interests other than what issued, outstanding, and owned by SPC Owner.

(iv)                              SPC Owner owns free and clear of any and all liens, encumbrances, claims, or other restrictions or limitations whatsoever all legal and beneficial right, title, and interest in SPC Owner Interests.  Except as created by this Agreement, SPC Owner has not, directly or indirectly entered into any agreement, commitment or arrangement to transfer, pledge, mortgage, hypothecate or otherwise encumber SPC Owner Interests or any interest therein.

(v)                                 SPC Owner will not transfer all or a portion of SPC Owner Interests, or any interest therein, except in compliance with this Agreement and the Loan Documents, and only if the transferee executes a joinder, acknowledgement, and agreement to all the terms and conditions of this Agreement.  Further, SPC Owner shall deliver written notice to the other Co-Owners of any such transfer, prior to or contemporaneously with such transfer.

10.16                 Confidentiality.  By executing this Agreement, each Co-Owner hereby agrees, on behalf of itself and each of its affiliates, not to reveal or make known to any person or entity (other than a Co-Owner’s officers, directors, managers, members, partners, investors, prospective investors, lenders, prospective lenders, purchasers, accountants and attorneys) any financial statements or reports provided to the Co-Owners by the Co-Owner Manager, Property Manager, Developer, Leasing Agent or other third party contracted by the Co-Owners in accordance with this Agreement or any other information (whether written or otherwise) respecting the Property or the Project; provided, however, that the foregoing limitation shall not apply to any information which (A) was already known to such Co-Owner on a non-confidential basis at the time of its disclosure to such Co-Owner, (B) is made known to such Co-Owner on a non-confidential basis from a source other than the Co-Owner Manager, Property Manager, Developer, Leasing Agent  or other third party contracted by the Co-Owners in accordance with this Agreement, (C) was at the time of its disclosure to such Co-Owner, or later becomes, part of the public domain otherwise than by any act, omission or fault of such Co-Owner, (D) the Co-Owner Manager authorizes such disclosure, or (E) is required to be disclosed by law, including, without limitation, rules promulgated by the Securities and Exchange Commission, or court order.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CO-OWNERS:

FORD OWNER

DIAMOND HILLCREST, LLC,
a Texas limited liability company

By:	/s/ GARY SHULTZ
Name:	Gary Shultz
Title:	Vice President

Notice Address: 200 Crescent Court
Suite 1350
Dallas, Texas 75201
Attn: Mr. Gary Shultz
Telephone Number: (214) 871-5938
Email: gshultz@diamond-a.com

With a copy to:

William C. Wilshusen
Haynes and Boone, LLP
Suite 700
2323 Victory Avenue
Dallas, TX 75219
Telephone Number: (214) 651-5595
e-mail: william.wilshusen@haynesboone.com

HILLTOP OWNER

HTH HILLCREST PROJECT LLC,
a Texas limited liability company

By: Hilltop Holdings Inc., its sole member

By:	/s/ COREY PRESTIDGE
Name:	Corey Prestidge
Title:	Executive Vice President and General Counsel

Notice Address:
c/o Hilltop Holdings Inc.
2323 Victory Avenue, Suite 1400
Dallas, Texas 75219
Attn: Mr. Corey G. Prestidge
Telephone Number: (214) 525-4647
Email: cprestidge@hilltop-holdings.com

With a copy to:

Notice Address:
1445 Ross Ave, Suite 3800
Dallas, Texas 75202
Attn: Mr. K. Brock Bailey
Telephone Number: (214) 758-1076
Email: brock.bailey@bracewell.com

SPC OWNER

SPC PARK PLAZA PARTNERS LLC,
a Texas limited liability company

By:	First American Exchange Company, LLC,
a Delaware limited liability company,
its sole member and manager

By:	/s/ MARK A. BULLOCK
Name:	Mark A. Bullock
Its:	Legal Counsel

Notice address:
c/o FIRST AMERICAN EXCHANGE COMPANY
215 South State Street, Suite 380
Salt Lake City, UT 84111
Attn.: Mark A. Bullock
Legal Counsel

With a copy to:

Kane Russell Coleman Logan PC
3700 Thanksgiving Tower
1601 Elm Street
Dallas, TX 75201
Attn: Raymond J. Kane
Telephone No.: 214-777-4290
Email: rkane@krcl.com

EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED